EXHIBIT 99.1
FOR IMMEDIATE RELEASE
GENERAL FINANCE CORPORATION REPORTS FIRST QUARTER FY 2009 RESULTS

Pasadena, CA - November 11, 2008 - General Finance Corporation (“General Finance”) (NASDAQ: GFN, GFNCW and GFNCU ) today announced its GAAP and non-GAAP financial results for the first fiscal quarter of the fiscal year ending June 30, 2009 (“FY 2009”). Results for the quarter included RWA Holdings Pty Limited (“Royal Wolf”), the leading provider of portable storage solutions in Australia and New Zealand. The quarterly results of Pac-Van, Inc. (“Pac-Van”), a key provider of modular buildings and mobile office units in the U.S., which we acquired on October 1, 2008, have also been included herein on a combined basis with the General Finance quarterly results for informational purposes.

General Finance First Quarter FY 2009 vs. Non-GAAP First Quarter FY 2008

•	Total revenues increased 56% to $31.7 million from $20.3 million;

•	Leasing revenues increased 78% to $10.7 million from $6.0 million;

•	Organic growth, excluding acquisitions, in leasing revenue was 17%;

•
Adjusted EBITDA (earnings before interest expense, income tax, depreciation and amortization and other non-operating costs), excluding stock based compensation expense, rose 121% to $5.3 million from $2.4 million;

•	Adjusted EBITDA margin rose to 17% from 12%;

•	Foreign currency exchange loss for the first quarter of FY 2009 was $7.7 million compared to a gain of $1.9 million in the first quarter of FY 2008;

•
The average utilization rate was 78.8% during the first quarter of FY 2009 representing a 1.5% decrease from the 80.3% utilization rate during the first quarter of FY 2008, as we increased purchases of new containers in order to retire aged fleet and reduced sub-leases for the moving & storage business;

•	Net fleet capital expenditures for the first quarter of FY 2009 were $5 million versus $5.5 million in the first quarter of FY 2008;

•	The size of the lease fleet increased 73% to approximately 29,380 units at September 30, 2008 primarily due to acquisitions, compared to 16,979 units at September 30, 2007;

•	RWA had 4.0x total funded debt to adjusted EBITDA as of the quarter end September 30, 2008, well within covenant requirements;

•	The duration of receivables for sales, or DSOs, decreased to 52.2 days at September 30, 2008 versus 54.9 days at September 30, 2007; and;

•	Fleet inventory at September 30, 2008 was $22.6 million compared to $10.6 million September 30, 2007, primarily due to sales inventory obtained in the GE SeaCo acquisition.

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General Finance Corporation News Release November 11, 2008	Page 2

General Finance closed the acquisition of Pac-Van through its merger with its parent, Mobile Office Acquisition Corp (“MOAC”), on October 1, 2008. Pac-Van’s unaudited quarterly results have been combined below with the General Finance first quarter FY 2009 results for purposes of sharing information with investors. The combined results do not purport to follow GAAP in their presentation format and do not consider any purchase accounting adjustments.

Pac-Van Inc. First Quarter FY 2009 Highlights

•	Total revenues increased 36% to $22.6 million from $16.6 million;

•	Leasing revenues increased 12% to $13.9 million from $12.4 million;

•	Organic growth, excluding acquisitions, in leasing revenue was 5%;

•
Adjusted EBITDA, excluding non-recurring expenses of the prior owners, rose 5% to $5.9 million from $5.6 million, while adjusted EBITDA as a percentage of revenue declined from 34% to 26% for the same period.

•	The average utilization rate was 74% in the first quarter of FY 2009 versus 81% during the first quarter of FY2008;

•
Net fleet capital expenditures in the first quarter of FY 2009 was $4.2 million compared to the first quarter FY 2008 net fleet capital expenditures of $7.4 million, while Pac-Van ended the quarter with 12,342 units;

•	DSOs at September 30, 2008 were 58 days versus 54 days at September 30, 2007; and;

•
Total funded debt to EBITDA, calculated in accordance with our credit facilities, was 4.7:1at September 30, 2008, well within our covenant requirements and there was $82.5 million of senior debt outstanding against a $120 million commitment, provided that the consent of Pac-Van’s subordinated note holder is required to borrow in excess of $105 million.

Business Overview

Ronald Valenta, General Finance’s President & CEO, stated, “We are extremely pleased with the strong organic leasing revenue growth as well as the overall revenue growth at Royal Wolf in Australia and New Zealand. EBITDA growth and margins continue to expand while we continue to be focused on implementing best practices, building our leasing revenue stream and leveraging our best in class national platform. We continue to be mindful of the unprecedented global economic volatility and the dramatic decline of the Australian dollar versus the U.S. Dollar.”

Mr. Valenta continued, “In the United States, though we are in a severe economic downturn coupled with a credit crunch, we have achieved organic leasing revenue growth and utilization rates have stabilized. Our strategy is to continue to implement best practices with a focus on second-to-none customer service coupled with product diversification and differentiation.”

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General Finance Corporation News Release November 11, 2008	Page 3

Charles Barrantes, General Finance’s Executive Vice President and Chief Financial Officer pointed out, “In both of our businesses we are incurring capital expenditures only when we have committed volume and we are reducing the sales inventory at Royal Wolf. General Finance and its subsidiaries have unused debt capacity and cash of approximately $49 million.”

Mr. Valenta concluded that, “Our management teams have performed in prior economic slowdowns and are prepared for additional challenges. In the case of Australia and New Zealand, our competitors are smaller and generally more regionally focused and rely more on the construction and transportation industries. Royal Wolf has several key strengths: a national footprint, product differentiation and a diverse customer base. Pac-Van, in turn, has a wonderful opportunity to provide broader product diversification in several non-construction industries.”

Non-GAAP Combined General Finance and Pac-Van First Quarter FY2008 and FY2009 results
(Unaudited and in ‘000s)

	Quarter Ended
	30-Sep-07	(1)	30-Sep-08
Revenues
Sales	$18,401		$29,730
Leasing	18,463		24,565
	36,864		54,295
Costs and expenses
Cost of sales	15,161		24,460
Leasing, selling and general expenses(2)	13,885		20,115
Depreciation and amortization	2,217		4,612
Operating income	$5,601		$5,108

EBITDA	$7,818		$9,720
Adjusted EBITDA (2)	$7,950		$11,070

(1)	Includes the results of Royal Wolf for the period July 1 to September 13, 2007, prior to its acquisition by General Finance.
(2)	Includes stock-based compensation expenses of $1,140,000 in the quarter ended September 30, 2008 for Pac-Van and $210,000 for the same period for General Finance.
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General Finance Corporation News Release November 11, 2008	Page 4

Additional Information
GENERAL FINANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Predecessor	Successor
	Period from July 1 to September 13,	Quarter Ended September 30,
	2007	2007	2008

Revenues
Sales of containers	$10,944	$3,278	$20,995
Leasing of containers	4,915	1,121	10,658
	15,859	4,399	31,653

Costs and expenses
Cost of sales	9,466	2,947	18,166
Leasing, selling and general expenses	4,210	1,225	8,377
Depreciation and amortization	653	338	3,383

Operating income (loss)	1,530	(111)	1,727

Interest income	14	974	121
Interest expense	(947)	(374)	(4,364)(1)
Foreign currency exchange gain (loss) and other	(129)	2,045	(7,717)(2)
	(1,062)	2,645	(11,960)

Income (loss) before provision for income taxes and minority interest	468	2,534	(10,233)

Provision (benefit) for income taxes	180	855	(3,565)

Minority interest	—	157	(1,641)

Net income (loss)	$288	$1,522	$(5,027)

Net income (loss) per share:
Basic		$0.15	$(0.36)
Diluted		0.12	(0.36)

Weighted average shares outstanding:
Basic		10,350,344	13,826,052
Diluted		12,679,576	13,826,052

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General Finance Corporation News Release November 11, 2008	Page 5

(1) Includes unrealized loss on interest rate swap and option contracts of $1.5 million.
(2) General Finance has certain U.S. dollar-denominated debt at Royal Wolf, including intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in the income statement as an unrealized gain or loss. Amounts exchanged into U.S. dollars from Australian dollars for repayments of this U.S. dollar-denominated debt will depend upon the currency exchange rate at the time, with differences in the exchange rate from when the borrowing was incurred being recorded in the income statement as a realized gain or loss. During the first quarter of FY 2009, General Finance incurred net unrealized and realized foreign exchange losses totaled $4.5 million and $3.2 million, respectively.

EBITDA is a supplemental measure of performance that is not required by, or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is a non-GAAP measure, is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity. We present EBITDA because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA when reporting their results.

About General Finance Corporation General Finance Corporation (www.generalfinance.com), through its indirect 86.2%-owned subsidiary, Royal Wolf (www.royalwolf.com.au) and its indirect 100%-owned subsidiary Pac-Van (www.pacvan.com), sells and leases portable storage containers, portable container buildings, freight containers, modular buildings and mobile offices to a broad cross section of industrial, commercial, educational and government customers throughout Australia, New Zealand and the United States.

Cautionary Statement About Forward-Looking Statements Statements in this news release that are not historical facts are forward-looking statements. Such forward-looking statements include, but are not limited to, prospects of Royal Wolf and Pac-Van. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission; such as General Finance’s definitive proxy statement with respect to General Finance’s acquisition of Pac-Van, its Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and its quarterly report on Form 10-Q for the quarter ended September 30, 2008.

Contact:

John Johnson
General Finance Corporation
(626) 584-9722 ext. 1009